Exhibit 10.1

J.P. MORGAN SECURITIES INC. JPMORGAN CHASE BANK, N.A. 270 Park Avenue New York, New York 10017	UBS LOAN FINANCE LLC 677 Washington Boulevard Stamford, Connecticut 06901 UBS SECURITIES LLC 299 Park Avenue New York, New York 10171	CREDIT SUISSE, CAYMAN ISLANDS BRANCH CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, New York 10010

June 9, 2008

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL 33414

Attention:  Mr. Thomas P. McCaffrey

$1,550,000,000 Senior Secured Credit Facilities
Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMCB”), UBS Loan Finance LLC (“UBS”), Credit Suisse, Cayman Islands Branch (“CS” and, together with JPMCB and UBS, each an “Initial Lender” and, collectively the “Initial Lenders”), J.P. Morgan Securities Inc. (“JPMorgan”), UBS Securities LLC (“UBSS”) and Credit Suisse Securities (USA) LLC (“CSS” and, together with JPMorgan and UBSS, the “Joint Lead Arrangers”) (the Initial Lenders and the Joint Lead Arrangers being collectively referred to herein as the “Commitment Parties” and each a “Commitment Party”) that BE Aerospace, Inc., a Delaware corporation (the “Borrower” or “you”), intends to consummate the Transactions (such term and each other capitalized term used but not defined herein having the meanings assigned to them in the Term Sheet (as defined below)).

In connection with the Transactions, JPMCB is pleased to advise you of its commitment to provide up to $516,666,666.67 of the Facilities, UBS is pleased to advise you of its commitment to provide up to $516,666,666.67 of the Facilities and CS is pleased to advise you of its commitment to provide up to $516,666,666.66 of the Facilities, each on a several but not joint basis, each pro rata among the tranches of the Facilities and each upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”).

You hereby appoint JPMorgan, UBSS and CSS to act, and JPMorgan, UBSS and CSS each hereby agree to act as joint lead arrangers and joint bookrunners for the Facilities on the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheet.  You also hereby appoint JPMCB to act, and JPMCB hereby agrees to act, as sole and exclusive administrative and collateral agent for the Facilities on the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheet.  It is understood and agreed that (a) no additional agents, co-agents, arrangers, co-arrangers, managers or co-managers will be appointed and no other titles will be awarded in connection with the Facilities unless you and we so agree and (b) no compensation (other than as expressly contemplated by the Term Sheet, the Fee Letter referred to below or the Administrative Agency Fee Letter referred to below) will be paid in connection with the Facilities unless you and we so agree (it being understood that JPMorgan shall appear on the “left” on all materials relating to the Facilities).

The Joint Lead Arrangers reserve the right, prior to or after the execution of definitive documentation for the Facilities, in consultation with you, to syndicate all or a portion of their respective commitments hereunder to one or more financial institutions that will become parties to such definitive documentation pursuant to syndications to be managed by the Joint Lead Arrangers (the financial institutions becoming parties to such definitive documentation being collectively referred to as the “Lenders”); provided that, notwithstanding each Joint Lead Arranger’s right to syndicate the Facilities and receive commitments with respect thereto, it is understood that any syndication of, or receipt of commitments in respect of, all or any portion of any Joint Lead Arranger’s commitments hereunder prior to the initial funding under the Facilities shall not be a condition to such Joint Lead Arranger’s commitments nor reduce such Joint Lead Arranger’s commitments hereunder with respect to any of the Facilities; provided, however, that the foregoing proviso shall not constitute a waiver of any other condition set forth in this Commitment Letter or the Term Sheet which shall impact the ability of the Joint Lead Arrangers to syndicate the Facilities, including clauses (b), (f) and (g) of the eleventh paragraph of this letter.  You understand that each of the Facilities will be separately syndicated.  The Joint Lead Arrangers may decide to commence syndication efforts promptly, and you agree actively to assist the Joint Lead Arrangers in completing timely and orderly syndications satisfactory to the Joint Lead Arrangers.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing lending and investment banking relationships of the Borrower, (b) direct contact during the syndication between your senior management, representatives and advisors, on the one hand, and the proposed Lenders, on the other hand, (c) your assistance (including the use of commercially reasonable efforts to cause your affiliates and advisors to assist) in the preparation of materials to be used in connection with the syndication (collectively with the Term Sheet, the “Information Materials”) and (d) the hosting, with the Joint Lead Arrangers, of one or more meetings of prospective Lenders.  Notwithstanding anything to the contrary herein, the Borrower shall have no obligation to provide any information with respect to the Acquired Business other than the information set forth on Schedule 5.19(c) to the Purchase Agreement.

You will assist us in preparing Information Materials, including but not limited to a Confidential Information Memorandum or lender slides, for distribution to prospective Lenders.  If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, its affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to the Borrower’s or its affiliates’ securities or loans.  Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein  You also acknowledge that the Joint Lead Arrangers’ Public-Siders consisting of publishing debt analysts may participate in any meetings or telephone conference calls held pursuant to clause (d) of the immediately previous paragraph; provided that such analysts shall not publish any information obtained from such meetings or calls (i) until the syndication of the Facilities has been completed upon the making of allocations by the Joint Lead Arrangers and the Joint Lead Arrangers freeing the Facilities to trade or (ii) in violation of any confidentiality agreement between you and the Commitment Parties.

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The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises the Joint Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders:  (a) administrative materials prepared by the Joint Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) notification of changes in the Facilities’ terms and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials.  If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

The Borrower hereby authorizes the Joint Lead Arrangers to distribute drafts of definitive documentation with respect to the Facilities to Private-Siders and Public-Siders.

It is understood and agreed that the Joint Lead Arrangers will, after consultation with you, manage all aspects of the syndication, including determination of when the Joint Lead Arrangers will approach potential Lenders and the time of acceptance of the Lenders’ commitments, any naming rights and the final allocations of the commitments among the Lenders.  It is also understood and agreed that the amount and distribution of fees among the Lenders will be at the Joint Lead Arrangers’ discretion.  To assist the Joint Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide to the Commitment Parties all information with respect to the Borrower and its subsidiaries, the Acquired Business, the Transactions and the other transactions contemplated hereby, including a business plan in form and substance satisfactory to the Joint Lead Arrangers and all other financial information and projections (the “Projections”), as the Commitment Parties may reasonably request in connection with the structuring, arrangement and syndication of the Facilities; provided, that with respect to information relating to the Acquired Business, your obligation to provide such information shall be limited to providing the information specified on Schedule 5.19(c) to the Purchase Agreement.

You hereby represent and covenant that (a) all information other than the Projections (the “Information”) that has been or will be made available to the Commitment Parties by or on behalf of the Borrower, its subsidiaries, or any of your representatives or affiliates, including information as it relates to the Acquired Business, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Commitment Parties by or on behalf of the Borrower or its subsidiaries, or any of your representatives or affiliates, have been and will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to the Commitment Parties.  You agree that if at any time from and including the date hereof until the closing of the Facilities, the condition in the preceding sentence would not be satisfied if the Information and Projections were being furnished at such time, then you will promptly supplement the Information and the Projections so that such condition would be satisfied under those circumstances.  In arranging the Facilities, including the syndications of the Facilities, the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

As consideration for the Initial Lenders’ commitments hereunder and the Joint Lead Arrangers’ agreement to structure, arrange and syndicate the Facilities and to provide advisory services in connection therewith, you agree to pay to the Initial Lenders the fees as set forth in the Term Sheet, in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”) and in the Administrative Agency Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Administrative Agency Fee Letter”).  Once paid, such fees shall not be refundable under any circumstances.

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The commitments hereunder and the Joint Lead Arrangers’ agreement to perform the services described herein are subject to (a) each of the Commitment Parties not having discovered or otherwise becoming aware of information not previously disclosed to it that is materially and adversely inconsistent with information previously provided to the Commitment Parties prior to the date hereof (when taken in conjunction with all other information previously provided to the Commitment Parties) with respect to each of (x) of the Borrower and its subsidiaries, taken as a whole, and (y) the Acquired Business, so long as, in each case, in the Joint Lead Arrangers’ reasonable determination such discovery or awareness negatively impacts the Joint Lead Arrangers’ ability to syndicate the Facilities on the terms provided for in the Commitment Letter, the Term Sheet and the Fee Letter (including the ability to Syndicate the Facilities at the designated pricing levels and with the other economic and financial terms set forth herein and therein), (b) there not having occurred (i) any change, effect or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Business (as defined in the Purchase Agreement); provided, however, that changes, effects or circumstances, alone or in combination, that arise out of or result from (w) changes in economic conditions, financial or securities markets in general, or the industries and markets (including with respect to commodity prices) in which the Business is operated, provided such change does not disproportionately effect the Business, (x) the execution and performance of the Purchase Agreement and the announcement of the Purchase Agreement and the transactions contemplated thereby (other than as set forth in Section 3.4 or Section 5.1 of the Purchase Agreement), (y) acts of God, calamities, national or international political or social conditions, including the engagement by the United States in hostilities, whether commenced before or after the date hereof, or the occurrence of any military attack or terrorist act upon the United States, provided such act, calamity or condition does not disproportionately effect the Business or (z) any actions taken, or failures to take action, or such other changes or events, in each case, to which the Borrower has consented shall not be considered in determining whether such a material adverse effect has occurred, or (ii) any material adverse change in or material adverse effect on the ability of Seller to perform its obligations under the Purchase Agreement or to consummate the transactions contemplated thereby, (c) the Initial Lenders’ satisfaction that, prior to and during the syndication of the Facilities, there shall be no competing offering, placement or arrangement of debt securities or commercial bank or other credit facilities of the Borrower or its subsidiaries being offered, placed or arranged (other than a notes offering in an amount and with a structure as you and the Commitment Parties shall agree), (d) the negotiation, execution and delivery on or before October 31, 2008 of definitive documentation with respect to the Facilities satisfactory to the Initial Lenders and their counsel, (e) corporate family/corporate credit ratings shall have been received, and ratings shall have been assigned to the Facilities, from each of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), and Moody’s Investors Service Inc. (“Moody’s”) not less than 15 business days prior to the Closing Date, (f) the Initial Lenders’ having been afforded no less than 20 consecutive business days after the completion of the Information Materials to syndicate the Facilities, provided, that such 20 consecutive business days shall not include any period that includes any of the period from August 16, 2008 through and including September 1, 2008, and (g) the other conditions set forth in the Term Sheet and the annexes and schedules thereto.  Those matters that are not covered by or made clear under the provisions hereof and of the Term Sheet are subject to the approval and agreement of the Commitment Parties and you.

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Notwithstanding anything in this Commitment Letter, the Term Sheet (including the exhibits and schedules thereto), the Fee Letter, the definitive documentation for the Facilities or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (i) the only representations relating to the Borrower and/or the Acquired Business, as the case may be, the accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (A) the representations with respect to the Acquired Business made by the Seller in the Purchase Agreement (the accuracy of which will be certified by the Seller on the Closing Date) and (B) the representations with respect to the Borrower made by the Borrower (I) in the definitive documentation for the Facilities (other than the material adverse change representation as set forth in the Term Sheet) and (II) in the Purchase Agreement, and (ii) the terms of the definitive documentation for the Facilities shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth or referred to herein and in the Term Sheet (including in Schedule I thereto) are satisfied (it being understood that to the extent (x) any security interest or other lien in collateral comprised of real estate or (y) an effective account control agreement in the case of any item of collateral in which perfection of a security interest or other lien by means of control requires an agreement with a person other than a Commitment Party or the Borrower or the Acquired Business (such collateral being herein referred to as “Control Collateral”), in each case is not provided on the Closing Date after the Borrower’s good faith use of commercially reasonable efforts to do so, the perfection of the Collateral Agent's security interest or other Lien in such real estate or Control Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required as soon as practicable after the Closing Date pursuant to arrangements and timing reasonably satisfactory to the Collateral Agent).  Notwithstanding anything in this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities or any other letter agreement or other undertaking concerning the Facilities contemplated herein to the contrary, the only conditions to the availability of the Facilities on the Closing Date are set forth or referred to (x) in this and the immediately preceding paragraph, (y) in the Term Sheet opposite the captions “Conditions to Initial Borrowings” and “Conditions to Each Borrowing” and (z) in Schedule I to the Term Sheet.

By executing this Commitment Letter, you agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and their respective officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such persons may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Administrative Agency Fee Letter, the Term Sheet, the Transactions and the other transactions contemplated hereby, the Facilities, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified parties is a party thereto, and to reimburse each of such indemnified parties upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified party, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final nonappealable judgment of a court to have resulted from the willful misconduct or gross negligence of such indemnified party, and (b) to reimburse the Commitment Parties from time to time, for all reasonable out-of-pocket expenses (including but not limited to expenses of the Commitment Parties’ due diligence investigation, consultants’ fees, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel) incurred in connection with the Facilities and the preparation of this Commitment Letter, the Term Sheet, the Fee Letter, the Administrative Agency Fee Letter, the definitive documentation for the Facilities and any security arrangements in connection therewith or the administration, amendment or waiver thereof, in each case whether or not the Closing Date occurs or any Bank Documentation is executed and delivered or any extensions of credit are made under any portion of the Facilities.  Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with its activities related to the Facilities.

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You acknowledge that we and our respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  None of the Commitment Parties or any of their respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by the Commitment Parties or any of their respective affiliates of services for other companies, and none of the Commitment Parties or any of their respective affiliates will furnish any such information to other companies.  You also acknowledge that none of the Commitment Parties or any of their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to the Borrower or its respective subsidiaries, confidential information obtained by the Commitment Parties or any of their respective affiliates from other companies.

This Commitment Letter and the commitments hereunder shall not be assignable by you without the prior written consent of the Commitment Parties, and any purported assignment without such consent shall be null and void.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter.  This Commitment Letter (including the exhibits hereto), the Fee Letter and the Administrative Agency Fee Letter are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto.  This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.  The Commitment Parties may perform the duties and activities described hereunder through any of their respective affiliates and the provisions of the second preceding paragraph shall apply with equal force and effect to any of such affiliates so performing any such duties or activities.

Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any state or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter, the Term Sheet, the Administrative Agency Fee Letter or the Fee Letter or the performance of services hereunder or thereunder.  You hereby agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process for any suit, action or proceeding brought in any such court.  You will promptly appoint an authorized agent (the “Authorized Agent”), upon whom process may be served in any suit, action or proceeding arising out of or relating to the Transactions, this Commitment Letter, the Term Sheet, the Administrative Agency Fee Letter or the Fee Letter or the performance of services hereunder or thereunder which may be instituted in any such court.  You agree to take any and all action, including the filing of any and all documents, that may be necessary to establish and continue such appointment in full force and effect as aforesaid.  Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon you.  Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum.  Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon judgment.  You and the Commitment Parties irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter, the Term Sheet, the Administrative Agency Fee Letter or the Fee Letter or the performance of services hereunder or thereunder.

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You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Term Sheet, the Administrative Agency Fee Letter, the Fee Letter, the contents of any of the foregoing or the activities of the Commitment Parties pursuant hereto or thereto to any person without the prior approval of the Commitment Parties, except that you may disclose (a) this Commitment Letter, the Term Sheet, the Fee Letter and the contents hereof and thereof (i) to your officers, employees, attorneys, accountants and advisors directly involved in the consideration of this matter on a confidential and need-to-know basis and (ii) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof) and (b) this Commitment Letter, the Term Sheet and the contents hereof and thereof (but not the Fee Letter (other than upon request by the Seller, to the Seller as redacted in a mutually agreed fashion), the Administrative Agency Fee Letter or the contents thereof) to the Seller and its officers, directors, employees, attorneys, accountants and advisors, in each case in connection with the Transactions and on a confidential and need-to-know basis after this Commitment Letter has been accepted by you.  Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or under any other related document (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, such party's U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby relating to such party and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  However, no such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), we and the other Lenders may be required to obtain, verify and record information that identifies the Borrower and the Acquired Business, which information includes the name, address and tax identification number and other information regarding them that will allow us or such Lender to identify them in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and the Lenders.

Please indicate your acceptance of the terms hereof and of the Fee Letter and the Administrative Agency Fee Letter by signing in the appropriate space below and in the Fee Letter and the Administrative Agency Fee Letter and returning to the Initial Lenders the enclosed duplicate originals (or facsimiles or .pdfs) of this Commitment Letter, the Administrative Agency Fee Letter and the Fee Letter not later than 5:00 p.m., New York City time, on June 9, 2008.  The commitments hereunder will expire at such time in the event that the Initial Lenders have not received such executed duplicate originals (or facsimiles) in accordance with the immediately preceding sentence.  In the event that the initial borrowing under the Facilities does not occur on or before October 31, 2008, then this Commitment Letter and the commitments hereunder shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension.  The compensation, reimbursement, indemnification, jurisdiction and confidentiality provisions contained herein, in the Administrative Agency Fee Letter and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

JPMORGAN CHASE BANK, N.A.,

By	/s/ Matthew H. Massie
Name: Matthew H. Massie
Title: Managing Director

J.P. MORGAN SECURITIES INC.,

By	/s/ Gerry Murray
Name: Gerry Murray
Title: Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

By	/s/ Karl Studer
Name: Karl Studer
Title: Director

By	/s/ Markus Frenzen
Name: Markus Frenzen
Title: Assistant Vice President

CREDIT SUISSE SECURITIES (USA) LLC,

By	/s/ Christopher G. Cunningham
Name: Christopher G. Cunningham
Title: Managing Director

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UBS LOAN FINANCE LLC,

By	/s/ James Boland
Name: James Boland
Title: Managing Director

By	/s/ Warren Jervey
Name: Warren Jervey
Title: Executive Director and Counsel Region Americas Legal

UBS SECURITIES LLC,

By	/s/ James Boland
Name: James Boland
Title: Managing Director

By	/s/ Warren Jervey
Name: Warren Jervey
Title: Executive Director and Counsel Region Americas Legal

9

Accepted and agreed to as of the date first above written:

BE AEROSPACE, INC.,

By /s/ Thomas P. McCaffrey______________
Name: Thomas P. McCaffrey
Title:   Senior Vice President and Chief Financial Officer
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EXHIBIT A

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS
$1,550,000,000 Senior Secured Credit Facilities

Borrower:	BE Aerospace, Inc. (“Borrower”).

Joint Lead Arrangers and Joint Bookrunners:	J.P. Morgan Securities Inc. (“JPMorgan”), UBS Securities LLC (“UBSS”) and Credit Suisse Securities (USA) LLC (“CSS”).

Lenders:
A syndicate of banks, financial institutions and other entities, including JPMorgan Chase Bank, N.A. (“JPMCB”), UBS Loan Finance LLC (“UBS”) and Credit Suisse, Cayman Islands Branch (“CS”), arranged by the Joint Lead Arrangers (collectively, the “Lenders”).

Administrative Agent, Collateral Agent and Issuing Bank:	JPMCB (the “Administrative Agent” and the “Collateral Agent”).

Issuing Bank:	JPMCB and any additional financial institution acceptable to the Borrower and JPMCB.

Swingline Lender:	JPMCB.

Type and Amount of Facilities:	Revolving Credit Facility

A revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of $350.0 million.

Term Loan Facility

A term loan facility (the “Term Loan Facility”) in an aggregate principal amount of $1,200.0 million.

Incremental Facilities

The Term Loan Facility will permit the Borrower to add one or more incremental term loan facilities to the Term Loan Facility (each, an “Incremental Facility”); provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) all financial covenants would be satisfied on a pro forma basis on the date of incurrence and for the most recent determination period, on a pro forma basis the ratio, of (A) consolidated senior secured indebtedness as of the end of such period to (B) consolidated EBITDA for such period shall not exceed 2.75 to 1.00 (subject to step-downs to be agreed) on such date and for such period,

(iv) the maturity date of any such Incremental Facility shall be no earlier than the maturity date of the Term Loan Facility and the amortization schedule thereof shall not require cumulative amortization at any time to be greater than that applicable to the remaining Term Loan Facility at the closing of such Incremental Facility, (v) the interest rates applicable to any Incremental Facility shall be determined by the Borrower and the lenders thereunder, (vi) any Incremental Facility shall be on terms and pursuant to documentation otherwise consistent with the Term Loan Facility and (vii) if the initial yield on such Incremental Facility exceeds by more than zero basis points the Interest Margin then in effect under the Term Loan Facility (the amount of such excess above zero basis points being referred to as the “Yield Differential”), then the Interest Margins then in effect under the Term Loan Facility shall automatically be increased by such Yield Differential, effective upon the extension of the loans under the Incremental Facility. For purposes of the foregoing sentence, the initial yield on any Incremental Facility shall be determined by the Administrative Agent to be equal to the sum of (x) the applicable margin for loans under the Incremental Facility that bear interest based on the LIBOR rate and (y) if the Incremental Facility is originally advanced at a discount or the Lenders making the same receive a fee directly or indirectly from any Company for doing so (the amount of such discount or fee, expressed as a percentage of the Incremental Facility, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of the Incremental Facility and (B) four).

The Revolving Credit Facility and the Term Loan Facility are herein referred to collectively as the “Facilities”.

Acquisition
The Borrower proposes to acquire (the “Acquisition”) certain assets and certain foreign subsidiaries of the consumable solutions division (the “Acquired Business”) currently owned by Honeywell International, Inc. (the “Seller”).  The Acquisition will be effected pursuant to an asset purchase agreement (the “Purchase Agreement”) among the Borrower and the Seller.

Purpose:
Proceeds of the Term Loan Facilities will be used by the Borrower and its subsidiaries: (i) to finance the Acquisition, (ii) to pay fees and expenses related to the Acquisition and (iii) to refinance existing debt of the Borrower and its subsidiaries (including the extinguishment of all remaining amounts owed under the Borrower’s Amended and Restated Credit Agreement dated as of August 24, 2006) (collectively, the “Transactions”).  Proceeds of the Revolving Credit Facility shall be used to finance working capital needs and for general corporate purposes of the Borrower and its subsidiaries.

Closing Date:	The date of the closing of the Acquisition, but no later than October 31, 2008.

Maturity Dates:	Term Loan Facility: Six years from the Closing Date (the “Term Loan Facility Maturity Date”).

Revolving Credit Facility: Five years from the Closing Date (the “Revolving Credit Facility Maturity Date”).

Availability:	Term Loan Facility: The Term Loan Facility (other than the Incremental Facility) will be available in a single drawing on the Closing Date.

Revolving Credit Facility: The Revolving Credit Facility will be available on and after the Closing Date on a fully revolving basis to but excluding the Revolving Credit Facility Maturity Date; provided that (i) the Borrower may borrow under the Revolving Credit Facility on the Closing Date in order to fund any amount of OID on the Closing Date and (ii) an additional portion of the Revolving Credit Facility to be agreed will be available on the Closing Date.

Letters of Credit:
Up to an amount to be agreed of the Revolving Credit Facility will be available for letters of credit, on terms and conditions customary for similar credit facilities to be set forth in the Bank Documentation.  Each letter of credit shall expire not later than the earlier of (i) 12 months after its date of issuance and (ii) the fifth day prior to the Maturity Date of the Revolving Credit Facility.

Drawings under any letter of credit shall be reimbursed by the Borrower on or before the next business day.  To the extent that the Borrower does not reimburse the Issuing Bank on or before the next business day, the Lenders under the Revolving Credit Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Credit Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Swingline Facility:
Up to $15.0 million of the Revolving Credit Facility will be available for swingline borrowings, on terms and conditions customary for similar credit facilities to be set forth in the Bank Documentation.

Except for purposes of calculating the commitment fee described below, any swingline borrowings will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.

Amortization:
Term Loan Facility: The Term Loan Facility will amortize in equal quarterly installments in annual amounts equal to 1.0% of the outstanding principal amount of the Term Loan Facility, with the balance payable on the Term Loan Facility Maturity Date.

Revolving Credit Facility: None.

Interest:	At the Borrower’s option, loans will bear interest based on the ABR or LIBOR, as described below (except that all swingline borrowings will accrue interest based on the ABR):

A. ABR Option

Interest will be at the ABR plus the applicable Interest Margin, calculated on the basis of the actual number of days elapsed in a year of 365 days and payable quarterly in arrears.  The ABR is defined as the higher of the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1% and the prime commercial lending rate of JPMCB.  With respect to the interest rate per annum applicable to advances under the Facilities, ABR shall be subject to a floor of 4.25%.

ABR borrowings (other than swingline borrowings) will be available on same-day’s notice (if received prior to 11 A.M. New York Time) and will be in minimum amounts to be agreed upon.

B. LIBOR Option

Interest will be determined for periods to be selected by Borrower (“Interest Periods”) of one, two, three or six months (or such shorter or longer period as the Lenders may reasonably agree) and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin.  LIBOR will be determined by the Administrative Agent at the start of each Interest Period and will be fixed through such period.  Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.  LIBOR will be adjusted for maximum statutory reserve requirements (if any). With respect to the interest rate per annum applicable to advances under the Facilities, LIBOR shall be subject to a floor of 3.25%.

LIBOR borrowings will require three business days’ prior notice and will be in minimum amounts to be agreed upon.

Default Interest and Fees:
During the continuance of an event of default, interest will accrue (i) in the case of principal, interest or premium (if any) on any loan at a rate of 2.0% per annum plus the rate otherwise applicable to such loan and (ii) in the case of any other amount, at a rate of 2.0% per annum plus the non-default interest rate then applicable to ABR loans under the Revolving Credit Facility.  Default interest shall be payable on demand.

Interest Margins:
The applicable Interest Margin for the Revolving Credit Facility  will be 2.25% for ABR loans and 3.25% for LIBOR loans; the applicable Interest Margin for the Term Loan Facility will be 2.25% for ABR loans and 3.25% for LIBOR loans; provided that after the date on which Borrower shall have delivered financial statements for the fiscal quarter ending at least three months after the Closing Date, the Interest Margin for the Revolving Credit Facility will be determined pursuant to a grid to be agreed based on the Borrower’s leverage ratio.

Commitment Fee:
A Commitment Fee shall accrue on the unused amounts of the commitments under the Revolving Credit Facility.  Such Commitment Fee will initially be 0.40% per annum; provided that after the date on which Borrower shall have delivered financial statements for the fiscal quarter ending at least three months after the Closing Date, the Commitment Fee will be determined pursuant to a grid to be agreed based on the Borrower’s leverage ratio.  Accrued Commitment Fees will be payable quarterly in arrears (calculated on a 360-day basis) for the account of the Lenders from the Closing Date.

Letter of Credit Fees:
The Borrower will pay (i) the Issuing Bank a fronting fee equal to 0.125% per annum and (ii) the Lenders under the Revolving Credit Facility letter of credit participation fees equal to the Interest Margin for LIBOR loans under the Revolving Credit Facility, in each case, on the undrawn amount of all outstanding letters of credit.  In addition, the Borrower will pay the Issuing Bank customary issuance fees.

Mandatory Prepayments:
To the extent that any loans are outstanding under the Term Loan Facility, the Term Loans shall be prepaid in an amount equal to (a) 100% of the net proceeds received from the sale or other disposition of all or any part of the assets of Borrower or any of its subsidiaries after the Closing Date other than sales of inventory in the ordinary course of business and other exceptions to be agreed (including reinvestment of such proceeds within 360 days), (b) 100% of the net proceeds received by Borrower or any of its subsidiaries from the issuance of debt after the Closing Date other than permitted debt and exceptions to be agreed, (c) 100% of all casualty and condemnation proceeds in excess of amounts applied within 360 days to replace or restore any properties in respect of which such proceeds are paid to the Borrower and its subsidiaries and (d) 50% of excess cash flow of the Borrower and its subsidiaries (subject to step-downs and to be defined in a manner to be agreed).

There will be no prepayment penalties (except LIBOR breakage costs) for mandatory prepayments.

Optional Prepayments:
Permitted in whole or in part, with prior notice but without premium or penalty (except LIBOR breakage costs) and including accrued and unpaid interest, subject to limitations as to minimum amounts of prepayments; provided that prior to the 1st anniversary of the Closing Date, Optional Prepayments of the Term Loan Facility will be subject to a premium equal to 1% of the amount prepaid (with exceptions to be agreed).

Application of Prepayments:	Optional Prepayments of the Term Loan Facility will be applied to the scheduled amortization thereof at the discretion of the Borrower.

Guarantees:
So long as (x) all or substantially all of the domestic assets of the Borrower and its direct and indirect subsidiaries (including the Acquired Business) are retained by the Borrower and (y) no direct or indirect subsidiary of the Borrower (other than Advanced Thermal Sciences Corporation and Aerospace Lighting Corporation, so long as such subsidiaries do not hold in excess of $60.0 million of assets in the aggregate (the “Excluded Subsidiaries”)) or direct or indirect parent of the Borrower acquires domestic assets that, after giving effect to such acquisition and together with the domestic assets held by all other subsidiaries, would constitute more than 7.5% of the total domestic assets of the Borrower and its subsidiaries on a consolidated basis, then guarantees shall not be required from any such entity.

If any person shall become a domestic subsidiary of the Borrower by virtue of an acquisition permitted under the Facilities, then, unless all or substantially all of the assets of such person are transferred to the Borrower (by merger of such person with and into the Borrower or otherwise), within 90 days after the date such person first became a domestic subsidiary of the Borrower, the Borrower shall cause such person to, and such person shall, guarantee the Facilities on a senior secured basis on terms and conditions satisfactory to the Administrative Agent, and shall execute and deliver to the Administrative Agent such documents as the Administrative Agent reasonably requires evidencing such secured guarantee.

The Borrower will not permit any subsidiary (subject to exceptions to be agreed) to, directly, or indirectly, incur or assume any guarantee of any obligation of any other entity, unless contemporaneously therewith effective provision is made to guarantee the Facilities equally and ratably with (or on a senior basis to, if applicable) such obligation for so long as such obligation is so guaranteed.

Security:
The Facilities and any hedging or treasury management obligations to which a Lender or an affiliate of a Lender is a counterparty will be secured by perfected first priority pledges of all of the equity interests of each of the Borrower’s direct subsidiaries, and perfected first priority security interests in and mortgages on all tangible and intangible assets (including, without limitation, accounts receivable, inventory, equipment, general intangibles, intercompany notes, insurance policies, investment property, intellectual property, real property, cash and proceeds of the foregoing) of the Borrower, wherever located, now or hereafter owned, except, (i) that any pledge or security interest in any voting stock of any foreign subsidiary shall be limited to 65% of such voting stock unless the pledge of a greater amount shall not result in adverse tax consequences to the Borrower, (ii) to the extent such pledge or security interest would be prohibited by applicable law or would result in material adverse tax consequences to the Borrower, (iii) for certain exceptions to be agreed in respect of non-assignable contracts, (iv) where the costs associated with the taking of such pledge or security interest are excessive in comparison to the benefits afforded to the Lenders thereby, as reasonably determined by the Administrative Agent, (v) that mortgages on real property shall be required only for real property acquired after the Closing Date with a fair market value above $15.0 million, and (vi) for such other exceptions as are agreed.

Conditions to Initial Borrowings:	Those set forth in the Commitment Letter and in Schedule I to this Summary of Principal Terms and Conditions (the “Term Sheet”).

Conditions to Each Borrowing:
Conditions precedent to each borrowing or issuance under the Revolving Credit Facility or the Term Loan Facility will be those customary for a transaction of this type, including (i) absence of any continuing default or event of default, (ii) accuracy of all representations and warranties (other than the material adverse change representation with respect to the initial borrowings) qualified by materiality or similar qualifiers and in all material respects of all other representations and warranties, and (iii) receipt of a customary borrowing notice or letter of credit request, as applicable.

Representations and Warranties:
The following representations and warranties will apply to the Borrower and its subsidiaries, will be subject to materiality levels and/or exceptions to be negotiated and reflected in the satisfactory definitive financing, security and guarantee documentation with respect to the Facilities (the “Bank Documentation”):

Accuracy and completeness of financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of the Bank Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; solvency; accuracy and completeness of disclosure; Patriot Act and anti-terrorism law compliance; and creation and perfection of security interests.

Affirmative Covenants:	The following affirmative covenants will apply to the Borrower and its subsidiaries, will be subject to thresholds and/or exceptions to be negotiated and reflected in the Bank Documentation:

Delivery of certified quarterly and audited annual financial statements, delivery of annual budgets; notices of defaults, litigation and other material events; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with all applicable laws and regulations (including, without limitation, environmental matters, taxation and ERISA) and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; further assurances (including, without limitation, with respect to security interests in after-acquired property); and agreement to establish, no later than 6 months after the Closing Date, an interest rate protection program and/or have fixed rate financing on 40% of the aggregate funded indebtedness of Borrower and its subsidiaries for at least three years.

Negative Covenants:
The following negative covenants will apply to the Borrower and its subsidiaries and will be subject to thresholds and/or exceptions to be negotiated and reflected in the Bank Documentation (including unlimited permitted acquisitions so long as the pro forma secured leverage ratio is below 2.75 to 1.00 for the Borrower and its subsidiaries, and, in the case of permitted acquisitions, so long as (x) (i) any assets held by a domestic target are transferred to the Borrower within ninety days of such acquisition, or (ii) such domestic target becomes a guarantor of the Facilities and (y) any assets held by a domestic target are added as collateral under the Bank Documentation (subject to any exceptions provided therein)):

	1.	Limitation on dispositions of assets and changes of business and ownership.

	2.	Limitation on mergers and acquisitions.

	3.	Limitation on dividends, stock repurchases and redemptions and other restricted payments

	4.	Limitation on indebtedness (including guarantees and other contingent obligations) and preferred stock and prepayment, amendment and redemption thereof.

5.
Limitation on loans and investments (including loans and investments to subsidiaries (other than foreign subsidiaries with respect to investments, subject to caps to be agreed) which would result in subsidiaries of the Borrower (excluding the Excluded Subsidiaries) holding, in the aggregate more than 7.5% of the total domestic assets of the Borrower and its subsidiaries on a consolidated basis).

	6.	Limitations on liens and further negative pledges.

	7.	Limitation on transactions with affiliates.

	8.	Limitation on capital expenditures.

	9.	Limitation on dividend and other payment restrictions affecting subsidiaries.

	10.	Limitation on Guarantees.

	11.	No modification or waiver of charter documents in any manner materially adverse to the Lenders without the consent of the Requisite Lenders.

	12.	No change to fiscal year.

Financial Covenants:
The following financial covenants will apply to the Borrower and its consolidated subsidiaries (with definitions and calculations to be mutually agreed and set forth in the Bank Documentation) as follows:

	1.	Minimum interest coverage ratio:

Fiscal quarter ended:	Ratio:
From the Closing Date to December 31, 2009	2.25 to 1.00
March 31, 2010 and thereafter	2.50 to 1.00

2.	Maximum total leverage ratio:

Fiscal quarter ended:	Ratio
From the Closing Date to December 31, 2009	4.25 to 1.00
March 31, 2010 and thereafter	4.00 to 1.00

Events of Default:
The following events of default will be subject to materiality levels, default triggers, cure periods and/or exceptions to be negotiated and reflected in the Bank Documentation:  nonpayment, breach of representations and covenants, cross-defaults, loss of lien on collateral, invalidity of guarantees (if any), bankruptcy and insolvency events, ERISA events, judgments and change of control (to be defined).

Assignments and Participations:
Each Lender may assign all or a portion of its loans and commitments under the Facilities, provided that each such assignment shall be in a minimum amount of not less than (i) $5.0 million for the Revolving Credit Facility, and (ii) $1.0 million for the Term Loan Facility (in both instances except in the case of the assignment of a Lender’s entire commitment).  Assignments will require payment of an administrative fee of $3,500 (which shall be for the account of the applicable assignor or assignee) to the Administrative Agent and the consents of the Administrative Agent, the Borrower and with respect to an assignment of the Revolving Credit Facility, the Issuing Bank, which consents shall not be unreasonably withheld, conditioned or delayed; provided that (i) with respect to the Administrative Agent with regard to the Term Loan Facility and with respect to the Borrower with regard to the Facilities, no consents shall be required for an assignment to an existing Lender or an affiliate of an existing Lender or an approved fund and (ii) no consent of the Borrower shall be required during the continuance of an event of default.  In addition, each Lender may sell participations in all or a portion of its loans and commitments under the Facilities; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Facilities (except as to certain basic issues).

Expenses and Indemnification:
All reasonable out-of-pocket expenses (including but not limited to reasonable legal fees and expenses of one counsel to the Lenders and one local counsel in each appropriate jurisdiction and expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) of the Lenders, the Joint Lead Arrangers, the Administrative Agent, the Collateral Agent and the Issuing Bank associated with the syndication of the Facilities and with the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the documentation contemplated hereby are to be paid by the Borrower, subject to receipt of supporting documentation in reasonable detail.  In addition, all out-of-pocket expenses (including but not limited to reasonable legal fees and expenses) of the Lenders and the Administrative Agent for workout proceedings, enforcement costs and documentary taxes associated with the Facilities are to be paid by the Borrower, subject to receipt of supporting documentation in reasonable detail.

The Borrower will indemnify the Lenders, the Joint Lead Arrangers, the Administrative Agent, the Collateral Agent and the Issuing Bank and their respective affiliates, and hold them harmless from and against all reasonable out-of-pocket costs, expenses (including but not limited to reasonable legal fees and expenses) and liabilities arising out of or relating to the transactions contemplated hereby and any actual or proposed use of the proceeds of any loans made under the Facilities; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final, nonappealable judgment of a court of competent jurisdiction to have been incurred by reason of the gross negligence or willful misconduct of such person.

Yield Protection, Taxes and Other Deductions:
The Bank Documentation will contain yield protection provisions, customary for facilities of this nature, protecting the Lenders in the event of unavailability of LIBOR, breakage losses, reserve and capital adequacy requirements, subject to customary rights of the Borrower to replace Lenders requesting increased costs.

All payments are to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender’s applicable lending office).  The Lenders will use commercially reasonable efforts to minimize to the extent possible any applicable taxes and the Borrower will indemnify the Lenders and the Administrative Agent for such taxes paid by the Lenders and the Administrative Agent, as the case may be.

Required Lenders:	Lenders holding at least a majority of total loans and commitments under the Facilities, with certain amendments requiring the consent of each affected Lender.

Governing Law and Forum:
The laws of the State of New York.  Each party to the Bank Documentation will waive the right to trial by jury and will consent to jurisdiction of the state and federal courts located in The City of New York.

Counsel to the Initial Lenders, the Joint Lead Arrangers, the Administrative Agent, the Issuing Bank and the Collateral Agent:	Fried, Frank, Harris, Shriver & Jacobson LLP.

SCHEDULE I

CONDITIONS TO CLOSING

The commitments of the Initial Lenders under the Commitment Letter with respect to the Bank Facilities, the agreements of the Initial Lenders and the Joint Lead Arrangers to perform the services described in the Commitment Letter are subject to the satisfaction (or waiver) of each of the conditions precedent set forth below.

1.           The Initial Lenders shall have reviewed, and be satisfied with, the final structure, terms and conditions and the documentation relating to the Acquisition, including the Purchase Agreement (collectively, the “Acquisition Documents”), and each of the other Transactions (it being understood that Initial Lenders are satisfied with the June 9, 2008 execution form of the Acquisition Agreement and the disclosure schedules and exhibits thereto).  The sources and uses of funds shall be as set forth on Schedule II to the Term Sheet or as otherwise agreed between the Borrower and the Lenders. The Acquisition shall be consummated concurrently with the initial funding of the Facilities substantially in accordance with the Acquisition Documents without waiver or amendment thereof, in each case that is material and adverse to the interests of the Lenders, without the consent of the Initial Lenders.

2.           The Initial Lenders shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Borrower and the Acquired Business for each of the last three fiscal years ending more than 90 days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Acquired Business for each fiscal quarter of the current fiscal year ending more than 45 days prior to the Closing Date and for the comparable periods of the preceding fiscal year (with respect to which the independent auditors shall have performed an SAS 100 review); (iii) a pro forma consolidated balance sheet and related statements of income for the Borrower for the last fiscal year covered by the audited financial statements delivered pursuant to clause (i) above and for the latest four-quarter period ending more than 45 days prior to the Closing Date, in each case after giving effect to the Transactions; and (iv) forecasts of the financial performance of the Borrower and its subsidiaries (x) on an annual basis, through 2012 and (y) on a quarterly basis, through 2008 satisfactory to the Initial Lenders.  The financial statements referred to in clauses (i), (ii) and (iii) shall be prepared in accordance with accounting principles generally accepted in the United States.

3.           The Lenders shall have received customary opinions, certificates, including a solvency certificate by the chief financial officer of the Borrower, and closing documentation as the Initial Lenders shall reasonably request, in form and substance reasonably satisfactory to the Initial Lenders.

4.           The Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

5.           All costs, fees, expenses (including, without limitation, reasonable fees of one legal counsel to the Initial Lenders and one local counsel in each appropriate jurisdiction) and other compensation payable to the Lenders, the Joint Lead Arrangers, the Initial Lenders, the Administrative Agent and the Collateral Agent, as separately agreed shall have been paid to the extent due.

6.           Subject to the provisions of the eleventh paragraph of the Commitment Letter, the Collateral Agent shall have a perfected, first priority lien on and security interest in the certain assets as required in the Term Sheet under the heading “Security” (subject to liens permitted under the definitive loan documentation and as otherwise agreed by the Lead Arrangers).

SCHEDULE II

CASH SOURCES AND USES

Sources and Uses
Sources	Amount	Uses	Amount
Revolving Credit Facility	$12.0 million	Cash Equity Purchase Price	$800.0 million
Term Loan B	$1,000.0 million	Refinance Existing Debt	$150.0 million
		Fees and Expenses	$62.0 million

TOTAL SOURCES	$1,012.0 million	TOTAL USES	$1,012.0 million